UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Weaver, Alan L.
   8 Nicosia
   Laguna Niguel, CA  92677
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pen Interconnect, Inc.
   PENC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   Fiscal Year ended September 30, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President of Incirt Technology, Subsidiary division of the Registrant
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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

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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                  |
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1.Title of Derivative   |2.Con   |3.    |4.  |5.Number of De |6.Date Exer  |7.Title and Amount|8.Price|9.Number  |10.|11.Nature of|
  Security              |version |Transaction| rivative Secu |cisable and  |  of Underlying   |of Deri|of Deriva |Dir|Indirect    |
                        |or Exer |Date  |Code| rities Acqui  |Expiration   |  Securities      |vative |tive      |ect|Beneficial  |
                        |cise Pr |      |    | red(A) or Dis |Date(Month/  |                  |Secu   |Securities|(D)|Ownership   |
                        |ice  of |      |    | posed of(D)   |Day/Year)    |                  |rity   |Benefi    |or |            |
                        |Deriva  |      |    |               |Date  |Expir |                  |       |ficially  |Ind|            |
                        |tive    |      |    |           | A/|Exer- |ation |Title and Number  |       |Owned at  |ire|            |
                        |Secu    |      |    |           | D |cisa- |Date  |of Shares         |       |End of    |ct |            |
                        |rity    |      |    |  Amount   |   |ble   |      |                  |       |Year      |(I)|            |
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
Employee Stock Option   $1.38    022297 A   175,000      -   (1)    022202 Common Stock  175,000        175,000    D
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
Explanation of Responses:
(1) The option vests in five (5) equal annual installments beginning on February 22, 1997.
SIGNATURE OF REPORTING PERSON
/s/  Alan S. Weaver
DATE
November 13, 1997